Exhibit 99.1

NEWS RELEASE
Investor Contact: Alex Wellins, Brinlea Johnson the blueshirt group (415) 217-7722 alex@blueshirtgroup.com brinlea@blueshirtgroup.com	Company Contact: Kristen Timmers Corporate Communications NetManage, Inc. (408) 342-7626 kristen.timmers@netmanage.com

NetManage Reports First Quarter 2004 Financial Results and Second

Consecutive Quarter of Operating Profit

Cupertino, Calif., April 26, 2004 – NetManage, Inc. (Nasdaq: NETM), experts in host access and integration solutions, today announced its first quarter 2004 financial results.

Net revenues for the first quarter of 2004 were $11.9 million, compared to net revenues of $14.1 million for the first quarter of 2003. Net revenues were $13.3 million in the fourth quarter of 2003.

The Company reported an operating profit of $142,000 in the first quarter of 2004, the company’s second consecutive quarter of operating profit, compared to an operating loss of $1.6 million for the same period in the prior year. Net loss for the first quarter was $431,000, or $0.05 per share, which included a foreign currency transaction loss of $572,000, or $0.07 per share. This compares with a net loss in the first quarter of 2003 of $1.2 million, or $0.14 per share, which included a $36,000 foreign currency transaction gain.

Cash and cash equivalents increased to $22.3 million as of March 31, 2004.

Management Commentary

“We are pleased to report our second consecutive quarter of operating profit, and the continued reduction in operating expenses,” said Zvi Alon, president, chairman and CEO of

NetManage. “Our OnWeb® bookings grew year-over-year and RUMBA® remained the key contributor it has been to our business. During the quarter we introduced Rumba 7.2, and we expect that new product introductions and enhancements to our Host Access Platform, coupled with new partnerships, will help drive growth in our business and customer base.”

“We are well positioned for 2004. The strength of our management team, the expected increased adoption of the NetManage Host Access Platform, and the industry predicted increase in IT spending throughout 2004, all combine to set the stage for growth,” concluded Mr. Alon.

Customer Wins

Leading organizations around the world continue to choose the NetManage Host Access Platform to integrate and leverage their core business investments. The Host Access Platform is a single platform that provides a continuum of solutions that enable rapid deployment of Web initiatives using host and non-host processes. During the quarter, organizations that purchased NetManage’s platform products included: Credit Du Nord, Staples, Commerzbank AG, Daimler Chrysler Corporation, Citigroup, AC Nielsen, Cintas Corporation, Gillette Company, Argos Ltd., Hewlett Packard Italiana, and Qwest, among others.

Conference Call Information

The Company has scheduled a conference call to discuss the results at 1:30 p.m. PT (4:30 p.m. ET) on Monday, April 26, 2004. The call will be broadcast live via the Investors section on the NetManage Web site, www.netmanage.com/investors, or by dialing 719-457-2600 and entering the reservation number 294204. A playback of the conference call can be accessed beginning April 26, 2004 at 3:30 p.m. PT and is available through 12:00 p.m. PT on May 3, 2004. The playback will be broadcast via the Investors section on the NetManage Web site, www.netmanage.com or by dialing 719-457-2600 and entering the reservation number 294204. NetManage will furnish this press release to the Securities and Exchange Commission on a Form 8-K and will post this release in the Investors section of its Web site prior to its conference call.

About NetManage

NetManage, Inc. (Nasdaq:NETM) believes that mainframe systems are core business assets, not legacy technologies. The NetManage Host Access Platform provides a continuum of solutions enabling rapid deployment of Web initiatives using host and non-host processes. By extending mainframe data and logic, NetManage delivers new efficiencies and returns in a Web-based business world. Founded in 1990, the Company has more than 10,000 customers, including 480 of the Fortune 500. NetManage is headquartered in Cupertino, Calif. and has offices worldwide. For more information, visit www.netmanage.com

NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

© 2004 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company’s competitive position, improvement in financial results and business pipeline, the Company’s positioning in the eBusiness market, and the progress and benefits of the Company’s execution on its business plan. The Company’s actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that the markets for the Company’s products could grow more slowly than the Company or market analysts believe, that the current worldwide economic downturn could continue or worsen, that the Company is unable to position itself to take advantage of growth in the eBusiness market, that the Company will not be able to take advantage of growth in the Company’s target markets, the Company’s ability to further reduce its operating expenses, or the impact of currency fluctuations on the Company’s operations. In addition, there is no assurance that the Company will not suffer increased competitive pressures; and that corporate buying decisions will not be influenced by the actions of the Company’s competitors or other market factors; or that the Company will continue to progress in the execution of its business plan. Additional information on these and other risk factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.

NETMANAGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
Assets

Cash, cash equivalents and short-term investments	$22,487	$20,299
Accounts receivable, net	8,739	12,781
Prepaid expenses and other current assets	3,341	3,204

Total current assets	34,567	36,284

Property and equipment, net	2,003	2,179
Goodwill, net	1,762	1,762
Other intangibles, net	1,142	1,591
Other assets	45	35

Total assets	$39,519	$41,851

Liabilities and Stockholders’ Equity
Current liabilities	$24,954	$28,437
Long-term liabilities	565	584
Stockholders’ equity	14,000	12,830

Total liabilities and stockholders’ equity	$39,519	$41,851

NETMANAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2004	2003
Net revenues:
License fees	$4,790	$6,009
Services	7,090	8,109

Total net revenues	11,880	14,118

Cost of revenues:
License fees	396	518
Services	914	1,321
Amortization of intangible assets	253	310

Total cost of revenues	1,563	2,149

Gross margin	10,317	11,969

Operating expenses:
Research and development	1,785	2,613
Sales and marketing	5,541	7,461
General and administrative	2,866	2,737
Restructuring charge	(167)	581
Amortization of intangible assets	150	149

Total operating expenses	10,175	13,541

Income (loss) from operations	142	(1,572)

Loss on investments	—	(32)
Interest income and other, net	49	63
Foreign currency transaction gains (losses)	(572)	36

Loss before provision for income taxes	(381)	(1,505)

Provision (benefit) for income taxes	50	(317)

Net loss	$(431)	$(1,188)

Net loss per share
Basic	$(0.05)	$(0.14)
Diluted	$(0.05)	$(0.14)

Weighted average common shares and equivalent
Basic	8,766	8,623
Diluted	8,766	8,623